                                                                   EXHIBIT 10.17
September 2, 2004

Dennis Podlesak
95 Ludlowe Road
New Canaan, CT 06840

RE: EMPLOYMENT TERMS

Dear Dennis:

      Peninsula Pharmaceuticals, Inc. (the "Company") is pleased to offer you the position as President and Chief Executive Officer of the Company, on the following terms.

      You will have the duties and authority ordinarily associated with the position of chief executive officer, and such other duties and responsibilities as the Board of Directors of the Company (the "Board") may assign to you from time to time. You will report to the Board. You will work at our facility located at 1751 Harbor Bay Parkway, Alameda, California.

      Your base salary will be $29,166.67 per month (an annual rate of $350,000), less payroll deductions and all required withholdings, which salary will be paid semi-monthly. So long as you remain employed by the Company through the end of the applicable fiscal year, you will also be eligible for an annual discretionary merit bonus of up to 43% of base salary, or more in the discretion of the Board. The amount of your bonus, if any, will be based on objectives mutually agreed upon by you and the Board, and determined within the discretion of the Board, except that you will be entitled to receive bonuses (prorated for the applicable calendar years) in the aggregate of $150,000 for the twelve (12) month period following your commencement of employment (with such bonuses paid according to the Company's usual merit bonus schedule and provided that you remain employed through the end of such twelve (12) month period). You will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave, and holidays. Details about these benefit plans are available for your review. The Company may change compensation and benefits from time to time as it deems necessary. In recognition of your vacation benefits in prior positions, you will be entitled in any event to five (5) weeks vacation eligibility annually.

      Effective upon an approved resolution by the Company's Board of Directors (the "Board"), and pursuant to the Company's Amended and Restated 2001 Equity Incentive Plan (the "Plan"), the Company shall grant you an option to purchase 791,434 shares of the Company's common stock (equivalent to 4% of the issued and outstanding shares and outstanding options, warrants and other equity rights, including this option grant, referred to herein as "the 4% Level") at the fair market value as determined by the Board as of the date of grant (the "Option"). The fair market value of the Company's common stock, as last determined by the Board on July 29, 2004, was $4.00 per share. The Company will use best efforts to obtain such approval of the Board as soon as practicable following your acceptance of the offer of employment with the Company set forth in this letter agreement. The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four year vesting schedule, under which twenty-five percent (25%) of your shares will vest after twelve months of employment, with the remaining shares vesting ratably on a monthly basis thereafter, until either the Option is fully vested or your employment ends, whichever occurs first. The Company will file an S-8 covering resale of option shares promptly after any IPO and use reasonable efforts to make and keep it effective. Your Option grant will include cashless exercise and early exercise provisions consistent with the Plan, and will consist of Incentive Stock Options to the maximum extent permitted by law. It will also include a vesting acceleration provision, consistent with the Company's standard Executive Change of Control Agreement (which you and the Company shall execute), that will fully vest your Option in the event that, at any time following a Change of Control of the Company, either your employment is terminated without cause or you are constructively terminated (as such terms are defined in the Company's Executive Change of Control Agreement). In the event that both this Agreement and the Executive Change of Control Agreement are applicable in a specific circumstance, you will be entitled to receive the benefit of the more favorable of the two agreements, but you will not be entitled to receive duplicative benefits (e.g., two separate vesting accelerations or two additive cash severance benefits).

      Your Option grant will be subject to anti-dilution protection to the following extent, in addition to any applicable anti-dilution provisions of the Plan. In the event that the Company completes a Series D financing and/or an initial public offering ("IPO"), the Company will grant you, upon each closing of such a transaction, additional options on the same terms (but excluding further anti-dilution protection under this paragraph) to purchase shares of the Company's common stock such that your total number of option shares (including the original Option grant and such additional grant and both vested and unvested option shares) shall equal the 4% Level, provided that the Series D financing and/or IPO will have closed on or before June 1, 2005.

      You will receive a relocation benefit for your move from Connecticut to the San Francisco Bay Area to cover expenses relating to your relocation, such as real estate agent fees and commissions, moving expenses, closing costs and expenses on your new house, such relocation benefit to be payable in two payments of $125,000 each (the "Relocation Payments"), the first to be made upon the closing of the sale of your current residence, and the second to be made upon the closing of your purchase of a residence in the Bay Area after commencing employment. In the event that you are terminated for cause or you resign voluntarily within the twelve (12) month period after your receipt of the last portion of the Relocation Payment (the "Post-Relocation Payment Period"), you shall be obligated to immediately repay a prorated portion of the Relocation Payment to the Company, which shall be prorated depending upon the number of full months of employment with the Company that you have completed upon the termination of your employment out of the total of twelve (12) months in the Post-Relocation Payment Period. The Company agrees that, if the Relocation Payment is treated as taxable income to you, then the Company will pay you an amount (the "Tax Reimbursement Payment") equal to the additional taxes (federal and state) you incur in respect of such Relocation Payment, upon your providing written evidence satisfactory to the Company of the amount of such additional taxes incurred; however, to the extent any of the costs and expenses related to your relocation (such as the fees and commissions of real estate agents) may be tax deductible or otherwise reduce the amount of taxes you owe in connection with your relocation, you will use good faith diligent efforts to obtain the benefits of such reduction of your taxes, and any such amounts that reduce the taxes that you incur shall be subtracted from the total amount of the

Relocation Payment for the purposes of calculating the amount of the Tax Reimbursement Payment. Notwithstanding the foregoing, the Tax Reimbursement Payment itself shall not be increased on account of the fact that it is includible in your taxable income. Further, the Company will pay you $3,500 per month for up to nine (9) months of temporary housing assistance, commencing as of the date of your employment and ending at such time as you close on the purchase of a new house, or nine (9) months after your employment date, whichever occurs first.

      As a Company employee, you will be expected to abide by Company policies and procedures as they may be adopted or modified from time to time, and to read, sign and comply with the Company's Proprietary Information and Inventions Agreement.

      In your work for the Company, you will be expected not to make unauthorized use or disclosure of any proprietary or confidential information of any former employer or other third party. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you on behalf of the Company. You agree that you will not bring onto Company premises or use in your work for the Company, any unpublished documents or property belonging to any former employer or other third party that you are not authorized to use and disclose. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

      Normal working hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

      Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

      In the event that the Company terminates your employment without cause, including constructive termination (as defined in the Company's standard Executive Change of Control Agreement), you shall be entitled to severance in the form of continuation of your base salary (subject to standard withholdings and deductions) for twelve (12) months after termination plus a pro rata share of the annual bonus you would otherwise have received for the current year (based on days in such year preceding and following the effective date of termination), provided that you execute a general release of claims against the Company and all of its affiliated entities and their officers, directors, employees, members, and partners, in a form satisfactory to the Company, and provided that if such termination occurs following a Change in Control, you shall be entitled to the full annual bonus you would otherwise have received for the current year, without proration. For the purposes of this Agreement (except with respect to the Change of Control provision as described above), "cause" shall mean: (a) conviction of a felony or any crime involving moral turpitude;
(b) participation in any fraud or act of dishonesty against the Company; (c) willful and persistent neglect of your job duties; (d) your material breach of any agreement entered into between you and the Company (including but not limited to this letter Agreement and the Proprietary Information and Inventions Agreement); or (e) conduct which demonstrates gross unfitness to serve.

      The Company has not yet entered into an indemnification agreement with any executive officer or director. Not later than the occurrence of the earlier of
(i) the consummation of an IPO, or (ii) the Company's entry into an indemnification agreement with any other executive officer or director, the Company will enter into an indemnification agreement with you in the form of the Indemnity Agreement attached as an exhibit to the Company's currently pending Registration Statement on Form S-1.

      To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. ("JAMS") or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and
(b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The Company shall pay all JAMS' arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

      This letter, together with your Proprietary Information and Inventions Agreement and the Executive Change of Control Agreement forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company. For the purposes of construing this Agreement, any ambiguity shall not be construed against either party as the drafter. This Agreement shall be governed by California law, without regard to conflicts of laws principles.

      If you wish to accept employment at Peninsula Pharmaceuticals, Inc. under the terms described above, please sign and date this letter, and return it to me by September 3, 2004.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Eckard Weber
-------------------------
Eckard Weber, M.D.
Chairman of the Board

UNDERSTOOD AND AGREED:

/s/ Dennis Podlesak                             September 2, 2004
-------------------------                       -----------------
DENNIS PODLESAK                                       Date

Attachments: Proprietary Information and Inventions Agreement
             Change of Control Agreement